UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. ___)*


                                OCULAR SCIENCES, INC.
          -----------------------------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     675744 10 6
                        -------------------------------------
                                    (CUSIP Number)



          Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
          (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 14 pages

                                     SCHEDULE 13G


          CUSIP No. 675744  10  6                Page  2  of  14  Pages
                    -------------                     ---    ----
         ---------------------------------------------------------------------
           1   NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Partners, L. P.
         ---------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [ ]
                                                                  (B) [X]
         ---------------------------------------------------------------------
           3   SEC USE ONLY

         ---------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
         ---------------------------------------------------------------------
                          5   SOLE VOTING POWER
          NUMBER OF
                              2,678,348
            SHARES       -----------------------------------------------------
                          6   SHARED VOTING POWER
         BENEFICIALLY
                              - 0 -
          OWNED BY       -----------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
            EACH
                              2,678,348
          REPORTING      -----------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
        PERSON WITH
                              - 0 -
         ---------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               2,678,348
         ---------------------------------------------------------------------
           10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [X]

               Excludes 11,010 shares held of record by Galen Associates
               and 5,004 shares subject to options that are exercisable
               by William R. Grant within 60 days of December 31, 1997.
         ---------------------------------------------------------------------
           11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               12.3%
         ---------------------------------------------------------------------
           12  TYPE OF REPORTING PERSON*

               PN
         ---------------------------------------------------------------------

                                     SCHEDULE 13G


          CUSIP No. 675744  10  6                Page  3  of  14  Pages
                    -------------                     ---    ----
         ---------------------------------------------------------------------
           1   NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Partners International, L. P.
         ---------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [X]
                                                                  (B) [ ]
         ---------------------------------------------------------------------
           3   SEC USE ONLY

         ---------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
         ---------------------------------------------------------------------
                          5   SOLE VOTING POWER
          NUMBER OF
                              275,711
            SHARES       -----------------------------------------------------
                          6   SHARED VOTING POWER
         BENEFICIALLY
                              - 0 -
          OWNED BY       -----------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
            EACH
                              275,711
          REPORTING      -----------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
        PERSON WITH
                              - 0 -
         ---------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               275,711
         ---------------------------------------------------------------------
           10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [X]

               Excludes 11,010 shares held of record by Galen Associates
               and 5,004 shares subject to options that are exercisable
               by William R. Grant within 60 days of December 31, 1997.
         ---------------------------------------------------------------------
           11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.3%
         ---------------------------------------------------------------------
           12  TYPE OF REPORTING PERSON*

               PN
         ---------------------------------------------------------------------

                                     SCHEDULE 13G


          CUSIP No. 675744  10  6                Page  4  of  14  Pages
                    -------------                     ---    ----
         ---------------------------------------------------------------------
           1   NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Associates
         ---------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [ ]
                                                                  (B) [X]
         ---------------------------------------------------------------------
           3   SEC USE ONLY

         ---------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
         ---------------------------------------------------------------------
                          5   SOLE VOTING POWER
          NUMBER OF
                              11,010
            SHARES       -----------------------------------------------------
                          6   SHARED VOTING POWER
         BENEFICIALLY
                              - 0 -
          OWNED BY       -----------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
            EACH
                              11,010
          REPORTING      -----------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
        PERSON WITH
                              - 0 -
         ---------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               11,010
         ---------------------------------------------------------------------
           10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [X]

               Excludes 5,004 shares subject to options that are exercisable by William R. Grant within 60 days of December 31, 1997.
         ---------------------------------------------------------------------
           11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               .1%
         ---------------------------------------------------------------------
           12  TYPE OF REPORTING PERSON*

               PN
         ---------------------------------------------------------------------

                                     SCHEDULE 13G


          CUSIP No. 675744  10  6                Page  5  of  14  Pages
                    -------------                     ---    ----
         ---------------------------------------------------------------------
           1   NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               William R. Grant
         ---------------------------------------------------------------------
           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) [ ]
                                                                  (B) [X]
         ---------------------------------------------------------------------
           3   SEC USE ONLY

         ---------------------------------------------------------------------
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
         ---------------------------------------------------------------------
                          5   SOLE VOTING POWER
          NUMBER OF
                              - 0 -
            SHARES       -----------------------------------------------------
                          6   SHARED VOTING POWER
         BENEFICIALLY
                              - 0 -
          OWNED BY       -----------------------------------------------------
                          7   SOLE DISPOSITIVE POWER
            EACH
                              5,004 shares subject to options that are
          REPORTING           exercisable within 60 days of December 31,
                              1997.
          PERSON         -----------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
            WITH
                              - 0 -
         ---------------------------------------------------------------------
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               5,004 shares subject to options that are exercisable
               within 60 days of December 31, 1997
         ---------------------------------------------------------------------
           10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [ ]

         ---------------------------------------------------------------------
           11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               .1%
         ---------------------------------------------------------------------
           12  TYPE OF REPORTING PERSON*

               IN
         ---------------------------------------------------------------------

          ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE
                   ------------------------------------------------
                   OFFICES:
                   -------

                   (a)     Ocular Sciences, Inc.

                   (b)     475 Eccles Avenue
                           South San Francisco, CA 94080

          ITEM 2.  INFORMATION CONCERNING PERSON FILING:
                   ------------------------------------

                   (a)     Galen Partners, L.P.

                   (b)     610 Fifth Avenue, 5th Floor
                           Rockefeller Center
                           New York, NY  10020

                   (c)     Delaware

                   (d)     Common Stock

                   (e)     675744  10  6

          ITEM 3.  STATUS OF PERSON FILING:
                   -----------------------

                   Not applicable.

          ITEM 4.  OWNERSHIP:
                   ---------

                   (a)     2,678,348

                   (b)     12.3%

                   (c)     (i)     Sole power to vote or to direct vote:
                                   2,678,348 shares
                           (ii)    Shared power to vote or to direct vote:
                                   0 shares
                           (iii)   Sole power to dispose or to direct the
                                   disposition:  2,678,348 shares
                           (iv)    Shared power to dispose or to direct the
                                   disposition:  0 shares

          ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                   --------------------------------------------

                   Not applicable.

          ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ------------------------------------------------
                   ANOTHER PERSON:
                   --------------

                   Not applicable.

          ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
                   -----------------------------------------------

                   Not applicable.

          ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:
                   ------------------------------------------

                   Not applicable.

          ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
                   ------------------------------

                   Not applicable.

          ITEM 10. CERTIFICATION:
                   -------------

                   Not applicable.


                                  Page 6 of 14 pages

          ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE
                   ------------------------------------------------
                   OFFICES:
                   -------

                   (a)     Ocular Sciences, Inc.

                   (b)     475 Eccles Avenue
                           South San Francisco, CA 94080

          ITEM 2.  INFORMATION CONCERNING PERSON FILING:
                   ------------------------------------

                   (a)     Galen Partners International, L.P.

                   (b)     610 Fifth Avenue, 5th Floor
                           Rockefeller Center
                           New York, NY  10020

                   (c)     Delaware

                   (d)     Common Stock

                   (e)     675744  10  6

          ITEM 3.  STATUS OF PERSON FILING:
                   -----------------------

                   Not applicable.

          ITEM 4.  OWNERSHIP:
                   ---------

                   (a)     275,711

                   (b)     1.3%

                   (c)     (i)     Sole power to vote or to direct vote:
                                   275,711 shares
                           (ii)    Shared power to vote or to direct vote:
                                   0 shares
                           (iii)   Sole power to dispose or to direct the
                                   disposition:  275,711 shares
                           (iv)    Shared power to dispose or to direct the
                                   disposition:  0 shares

          ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                   --------------------------------------------

                   Not applicable.

          ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ------------------------------------------------
                   ANOTHER PERSON:
                   --------------

                   Not applicable.

          ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
                   -----------------------------------------------

                   Not applicable.

          ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:
                   ------------------------------------------

                   Not applicable.

          ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
                   ------------------------------

                   Not applicable.

          ITEM 10. CERTIFICATION:
                   -------------

                   Not applicable.


                                  Page 7 of 14 pages

          ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE
                   ------------------------------------------------
                   OFFICES:
                   -------

                   (a)     Ocular Sciences, Inc.

                   (b)     475 Eccles Avenue
                           South San Francisco, CA 94080

          ITEM 2.  INFORMATION CONCERNING PERSON FILING:
                   ------------------------------------

                   (a)     Galen Associates

                   (b)     610 Fifth Avenue, 5th Floor
                           Rockefeller Center
                           New York, NY  10020

                   (c)     Delaware

                   (d)     Common Stock

                   (e)     675744  10  6

          ITEM 3.  STATUS OF PERSON FILING:
                   -----------------------

                   Not applicable.

          ITEM 4.  OWNERSHIP:
                   ---------

                   (a)     11,010

                   (b)     .1%

                   (c)     (i)     Sole power to vote or to direct vote:
                                   11,010 shares
                           (ii)    Shared power to vote or to direct vote:
                                   0 shares
                           (iii)   Sole power to dispose or to direct the
                                   disposition:  11,010 shares
                           (iv)    Shared power to dispose or to direct the
                                   disposition:  0 shares

          ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                   --------------------------------------------

                   Not applicable.

          ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ------------------------------------------------
                   ANOTHER PERSON:
                   --------------

                   Not applicable.

          ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
                   -----------------------------------------------

                   Not applicable.

          ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:
                   ------------------------------------------

                   Not applicable.

          ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
                   ------------------------------

                   Not applicable.

          ITEM 10. CERTIFICATION:
                   -------------

                   Not applicable.


                                  Page 8 of 14 pages

          ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE
                   ------------------------------------------------
                   OFFICES:
                   -------

                   (a)     Ocular Sciences, Inc.

                   (b)     475 Eccles Avenue
                           South San Francisco, CA 94080

          ITEM 2.  INFORMATION CONCERNING PERSON FILING:
                   ------------------------------------

                   (a)     William R. Grant

                   (b)     610 Fifth Avenue, 5th Floor
                           Rockefeller Center
                           New York, NY  10020

                   (c)     U.S.A.

                   (d)     Common Stock

                   (e)     675744  10  6

          ITEM 3.  STATUS OF PERSON FILING:
                   -----------------------

                   Not applicable.

          ITEM 4.  OWNERSHIP:
                   ---------

                   (a)     0

                   (b)     .1%

                   (c)     (i)     Sole power to vote or to direct vote:  0
                                   shares
                           (ii)    Shared power to vote or to direct vote:
                                   0 shares
                           (iii)   Sole power to dispose or to direct the
                                   disposition:  5,004 shares subject to
                                   exercisable options
                           (iv)    Shared power to dispose or to direct the
                                   disposition:  0 shares

          ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                   --------------------------------------------

                   Not applicable.

          ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ------------------------------------------------
                   ANOTHER PERSON:
                   --------------

                   Not applicable.

          ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:
                   -----------------------------------------------

                   Not applicable.

          ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:
                   ------------------------------------------

                   Not Applicable.

          ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
                   ------------------------------

                   Not applicable.

          ITEM 10. CERTIFICATION:
                   -------------

                   Not applicable.


                                  Page 9 of 14 pages

                                      SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        2/12/98
                                        -----------------------------------
                                        Date


                                        GALEN PARTNERS, L.P.

                                        By:  BGW Partners, L.P.
                                             General Partner


                                        By: /s/ Bruce F. Wesson
                                           -------------------------------

                                        Name: Bruce F. Wesson

                                        Title: General Partner



                                        GALEN PARTNERS INTERNATIONAL, L.P.

                                        By:  BGW PARTNERS, L.P.
                                             General Partner

                                        By: /s/ Bruce F. Wesson
                                           --------------------------------

                                        Name: Bruce F. Wesson

                                        Title: General Partner



                                 Page 10 of 14 pages

                                        GALEN ASSOCIATES

                                        By:  WESSON ENTERPRISES, INC.
                                             General Partner

                                        By: /s/ Bruce F. Wesson
                                           --------------------------------

                                        Name: Bruce F. Wesson

                                        Title: President



                                         /s/ William R. Grant
                                        -----------------------------------
                                             William R. Grant


                                  Page 11 of 14 pages

                                    EXHIBIT INDEX

                                                      Sequentially
          Exhibit        Document Description         Numbered Page
          -------        --------------------        --------------

            A            Agreement of Joint Filing         13




                                  Page 12 of 14 pages